Exhibit 99.1

News Release

FOR RELEASE NOVEMBER 2, 2010 AT 4:01PM ET

Contact:	Kathryn Oliver
PwC US
kathryn.oliver@us.pwc.com
(860) 345-3550 (O)
(860) 301-0402 (M)

PwC Completes Acquisition of
Diamond Management & Technology Consultants, Inc.

NEW YORK and CHICAGO - November 2, 2010 – PwC US has completed its acquisition of Diamond Management & Technology Consultants, Inc. following approval today from Diamond’s shareholders.  Per the terms of the agreement, all outstanding shares of Diamond were acquired for $12.50 per share in cash.

The addition of Diamond's experienced strategy, technology and management consulting professionals to PwC’s Advisory practice reflects PwC’s commitment to enhancing its leadership position as a professional services firm.  Together, the two firms provide deep and extensive consulting capabilities to deliver a continuum of services from strategy through execution.

Robert Moritz, U.S. chairman and senior partner of PwC, said, “We are excited to have completed this important transaction and to welcome Diamond’s consultants to our team.  The acquisition of Diamond reflects PwC’s focus on bringing in and cultivating the best talent our profession has to offer, in the areas of greatest importance to our clients.  Diamond’s consultants bring us specialty skills in the core operating processes that drive revenue and profitability for our clients and help them build a competitive advantage.  They also bring to PwC robust industry expertise and strong relationships that will expand our market opportunities.”

The acquisition of Diamond brings over 500 experienced consultants to PwC's Advisory practice, including 58 principals.  PwC will retain the Diamond brand as PwC's Diamond Advisory Services and run the DiamondExchange® senior executive thought leadership program, which will become PwC's DiamondExchange.  Former Diamond president and CEO Adam Gutstein will continue to lead the Diamond team.   Gutstein and others from Diamond's former management team will join PwC's Advisory Leadership Group and will support the growth and development of PwC's Advisory business.

Dana Mcilwain, PwC's U.S. Advisory practice leader, said, "PwC has made a commitment to the strategic growth of our Advisory business to best serve the needs of our clients and support the continued growth and development of our people.  This transaction will have an immediate and significant impact on our ability to bring our clients leading consulting expertise and will provide our people with many new opportunities for career development. We are very excited to welcome our new colleagues to the firm and look forward to serving our clients together."

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

"The team at Diamond is pleased and proud to be joining one of the world's premier professional services firms and to be a part of this game-changing transaction," said Adam Gutstein, former president and CEO of Diamond and now a PwC principal. "Today's business leaders are seeking world class consultants who can help them build a strategic advantage in the market, and this transaction has effectively created an organization with global capacity to deliver leading practices in strategy, management, technology and execution."

Effective as of close of trading November 2, 2010, Diamond common stock (NASDAQ: DTPI) ceased trading.

About PwC
PwC network firms provide industry-focused assurance, tax and advisory services to enhance value for their clients. More than 161,000 people in 154 countries across the PwC network share their thinking, experience and solutions to develop fresh perspectives and practical advice. See www.pwc.com for more information.

© 2010 PwC.  All rights reserved. "PwC" and "PwC US" refers to PricewaterhouseCoopers LLP, a Delaware limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate and independent legal entity.

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